Exhibit 99.13

Execution Version

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2022, by and among MSP RECOVERY, INC., a Delaware corporation formerly known as “Lionheart Acquisition Corporation II” (“Parent”), LIONHEART II HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (“Quesada” and, together with Ruiz, the “MSP Principals” and each, an “MSP Principal”) (Parent, Purchaser, Ruiz and Quesada sometimes referred to individually as a “Party” and collectively as the “Parties”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such term in the LLCA.

RECITALS

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of July 11, 2021 (as amended by that certain amendment dated November 9, 2021, that certain amendment dated December 22, 2021 and that certain amendment dated March 11, 2022, and as may be further amended from time to time, the “MIPA”), by and among Parent, Purchaser, the MSP Purchased Companies, the MSP Members, and the MSP Members’ Representative, on May 10, 2022, Parent declared a dividend of 1,029,000,000 warrants to purchase one (1) share of Class A Common Stock for an exercise price of $11.50 per share (the “New Warrants”), in each case substantially on the terms set forth in that certain Warrant Agreement, dated as of the date hereof, by and between Parent and Escrow Agent (the “New Warrant Agreement”), payable to the holders of record of Class A Common Stock immediately following the closing of the transactions contemplated by the MIPA and the completion of the redemption of all shares of Class A Common Stock whose holders exercised redemption rights in respect of such shares in connection with the transactions contemplated by the MIPA (the “Redemption”), who have not waived their right to receive such distribution, pro rata in accordance with their interests;

WHEREAS, pursuant to that certain First Amended and Restated Limited Liability Company Agreement of the Purchaser (the “LLCA”), dated as of the date hereof, by and among Parent, the Purchaser and the Members, (i) Parent shall repurchase from the MSP Principals the Repurchased Equity Interests and (ii) the MSP Principals are required at all times to maintain, in a securities or brokerage account over which the Purchaser or Parent has control rights, the maximum number of Class B Paired Interests (“Up-C Units”) or shares of Class A Common Stock (or any stock or other securities or property (including cash) received in addition or in lieu thereof pursuant to the terms of the LLCA) as shall be required to be repurchased upon the exercise of all then-outstanding New Warrants;

WHEREAS, in connection with the MIPA, the New Warrant Agreement and the LLCA (collectively, the “Underlying Agreements”), the MSP Principals desire to deliver the Escrow Consideration (as defined below) into the Escrow Fund (as defined below) to be held in escrow and disbursed in accordance with the Underlying Agreements and this Agreement.

    NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment.

(a)    The Parties hereby appoint and designate the Escrow Agent as their escrow agent to acquire and maintain possession of the Escrow Consideration and to act as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to assume and perform its duties and obligations pursuant to the terms and conditions set forth herein. The Escrow Agent shall hold the Escrow Consideration in accordance with, and shall not disburse or release any of the Escrow Consideration except in accordance with, the terms and conditions set forth in this Agreement.

(b)    The Escrow Agent shall have no duties or obligations with respect to the Underlying Agreements that are not set forth in this Agreement.

2.	Escrow Consideration.

(a)    On the date hereof, in accordance with the terms of the Underlying Agreements, the MSP Principals agree to deposit with the Escrow Agent, from the Equity Consideration issuable to the MSP Principals or their respective controlled affiliates (in their respective capacity as Members) under the MIPA, an aggregate of 1,029,000,000 Up-C Units (valued at $10.00 per unit) (the “Escrow Consideration”). The Escrow Agent shall hold the Escrow Consideration as a book-entry position registered in the name of “Continental Stock Transfer & Trust Company as Escrow Agent for the benefit of MSP Recovery, Inc.” The Escrow Agent agrees to keep the Escrow Consideration separate from all other property held by the Escrow Agent and to identify the Escrow Consideration as being held in connection with this Agreement (the “Escrow Fund”). The Escrow Agent shall acknowledge in writing to the Parties receipt of evidence of book-entry registration of the Escrow Consideration from Parent’s transfer agent.

(b)    Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Consideration shall be delivered promptly to the Escrow Agent to be deposited and held in a non-interest bearing bank account, insured up to the applicable limits by the Federal Deposit Insurance Corporation, and maintained by the Escrow Agent in the name of “Continental Stock Transfer & Trust Company as Escrow Agent for the benefit of MSP Recovery, Inc.” and shall be deemed part of the Escrow Consideration.

(c)    If the underlying shares or units comprising the Up-C Units shall have been changed into a materially different number of units or a different class of stock by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, the underlying shares or units comprising the Up-C Units comprising the Escrow Consideration, while such units are held in the Escrow Fund, shall be automatically adjusted to reflect fully the effect of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or similar event. The Parties agree, for the benefit of Parent and the Escrow Agent, except as otherwise set forth in this Agreement, that any additional shares or units comprising the Escrow Consideration (or other units or shares of capital stock of Parent or Purchaser or their Subsidiaries) and any cash, property or other assets that may be issued on or distributable with respect to such Up-C Units (including any securities convertible into or exchangeable for capital stock of Parent, Purchaser or their Subsidiaries) or that result from any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event, including in connection with any dividend or distribution or any merger, consolidation, acquisition of property or securities, liquidation or other event involving Parent or Purchaser, shall not be distributed or issued to the MSP Principals as the beneficial owners of the Escrow Consideration but shall be deposited in the Escrow Fund, shall become part of the Escrow Consideration and shall remain subject to the terms of this Agreement.

(d)    The Parties and the Escrow Agent agree that the Escrow Consideration shall (i) not be subject to set off by the Escrow Agent or any of its affiliates, (ii) not be subject to any attachment, mortgage, lien, pledge, charge, hypothecation, right of third person, assessment, security interest or encumbrance of any kind, whether consensual, statutory, or otherwise, any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing, any trustee process or any other judicial process of any creditor of any Party or the Escrow Agent (a “Lien”), other than Liens arising pursuant to applicable securities laws, and (iii) be held and disbursed solely for the purposes and in accordance with the terms of this Agreement, except as otherwise provided in Section 11 below. Further, the Parties and the Escrow Agent acknowledge and agree that no Escrow Consideration, or any portion thereof or beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by an MSP Principal or be subject to attachment or taken or attached in any other legal or equitable process in satisfaction of any debt or liability of an MSP Principal prior to the distribution to such MSP Principal of such Escrow Consideration in accordance with this Agreement.

(e)    During the time that the Escrow Consideration is held by the Escrow Agent pursuant to this Agreement, the MSP Principals and their respective controlled affiliates shall be entitled to vote the shares of Class V Common Stock, par value $0.0001 per share, of Parent (“Class V Common Stock”) constituting the Up-C Units (in accordance with Schedule 3 hereto (each such proportion, an “Escrow Share Allocation”)) on any matters to come before the stockholders of Parent; provided that until released to the MSP Principals or their respective controlled affiliates, the MSP Principals or their respective controlled affiliates shall have no right to possession of, or to sell, assign, pledge, hypothecate or otherwise transfer or dispose of any Up-C Units or other securities in the Escrow Fund or any interest therein. In order to vote its shares, each MSP Principal or its controlled affiliate shall (in accordance with such MSP Principal’s Escrow Share Allocation) direct the Escrow Agent to, and the Escrow Agent shall, vote or cause to be voted such shares of Class V Common Stock in accordance with such written direction. In the absence of any directions from the applicable MSP Principal or its controlled affiliate, the Escrow Agent shall not vote any of the shares of Class V Common Stock held in the Escrow Fund attributable to such MSP Principal or its controlled affiliate.

(f)    No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

(g)    This Agreement (except for the provisions of Section 8 hereto), the duties of the Escrow Agent and the bank accounts shall automatically terminate and shall have no further force or effect upon the first to occur of (i) the distribution in full by the Escrow Agent of all of the Escrow Consideration in accordance with this Agreement, or (ii) the delivery to the Escrow Agent of a written notice of termination executed jointly by the Parties and the release by the Escrow Agent of all of the Escrow Consideration.

3.	Disposition and Termination.

(a)    As promptly as practicable, and in any event within two (2) Business Days, following the date on which the Escrow Agent receives (i) a joint written instruction made by the Parties, substantially in the form attached hereto as Exhibit A, signed by the authorized representatives identified on Schedule 1 (a “Joint Direction”), or (ii) a final non-appealable order of any court or arbitrator of competent jurisdiction that may be issued ordering the Escrow Agent to distribute all or any portion of the Escrow Consideration or determining the rights of the Parties or any other person with respect to the Escrow Consideration, together with (A) a certificate, substantially in the form attached hereto as Exhibit B, signed by the authorized representative identified on Schedule 1 of the prevailing Party (as between Parent and an MSP Principal) to the effect that such judgment is final and non-appealable and from a court or arbitrator of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party (a “Release Order”), the Escrow Agent shall release from the Escrow Fund and instruct Parent’s and Purchaser’s transfer agent to transfer and deliver the applicable number of Up-C Units (and other securities) in book-entry form in the amounts and to the Persons identified in such Joint Direction (which shall correspond to each MSP Principal’s Escrow Share Allocation) or Release Order.

(b)    Upon the release and delivery of all the Escrow Consideration by the Escrow Agent in accordance with the terms of this Agreement and such written instructions, this Agreement shall terminate, subject to the provisions of Section 6.

4.	Escrow Agent.

(a)    The Escrow Agent hereby agrees and covenants with the Parties that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Consideration to anyone, except pursuant to the express terms of this Agreement or as otherwise required by applicable law. The Escrow Agent hereby undertakes to perform only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied, other than the implied duty of good faith and fair dealing. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement (other than this Agreement), instrument or document between the Parties and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreements nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b)    In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreements, any schedule or exhibit attached to this Agreement, or any other agreement between the Parties or any other person or entity, the terms and conditions of this Agreement shall control.

(c)    The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Consideration, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to a Party or its beneficiaries. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e)    The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to a Party or its beneficiaries. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a Joint Direction from the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgement of a court of competent jurisdiction.

5.	Succession.

(a)    The Parties, acting jointly, may remove the Escrow Agent at any time, with or without cause, by giving to the Escrow Agent fifteen (15) calendar days’ advance notice in writing of such removal signed by the authorized representatives identified on Schedule 1. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor Escrow Agent has been appointed in accordance with this Section 5. If the Parties have failed to appoint a mutually acceptable successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Consideration (without any obligation to reinvest the same) and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall ease and terminate, subject to the provisions of Section 7 below. In accordance with Section 7 below, the Escrow Agent shall have the right to withhold, as security, an amount of shares equal to any dollar amount due and owing to the Escrow Agent in connection with this Agreement, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

(b)    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.	Compensation and Reimbursement.

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable by Purchaser as set forth on Schedule 2. The Escrow Agent shall also be entitled to payments of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of Purchaser set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7.	Indemnity.

(a)    The Escrow Agent shall be indemnified and held harmless by the Parties from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the Parties in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in the State of New York.

(b)    The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent.

(c)    The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)    This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)    Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agents’ identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the identity of the Parties including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)    The Parties agree that any amounts described in Section 2(b) shall be allocated to Parent for U.S. federal and applicable state and local income tax purposes and shall be reported by the Escrow Agent to Parent and to the Internal Revenue Service (“IRS”), or any other taxing authority as required by law, on IRS Form 1099 (or other appropriate form) as income earned by Parent for such taxable year, whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities. The Parties agree that the Escrow Agent shall not have any other contractual obligation to file or prepare any tax returns or to prepare any other reports for any taxing authorities concerning the matters covered by this Agreement, except as required by applicable law. Notwithstanding the foregoing, such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.	Notices.

(a)    All communications hereunder shall be in writing and, except for communications setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Consideration, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Escrow Agent:

Continental Stock Transfer and Trust Company

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attention:

Email:

if to Parent or Purchaser, to:

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Attn: General Counsel

Email: generalcounsel@msprecovery.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

                 Amanda Fenster

Email: michael.aiello@weil.com

            amanda.fenster@weil.com

if to the MSP Principals:

2701 Le Jeune Road, Floor 10

Coral Gables, Florida 33134

Attn: General Counsel

Email: jruiz@msprecovery.com; fquesada@msprecovery.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

                 Amanda Fenster

Email: michael.aiello@weil.com

            amanda.fenster@weil.com

(b)    Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such offer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.	Security Procedures.

(a)    Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer distribution, including but not limited to any transfer instructions that may otherwise be set forth in a Joint Direction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Consideration, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address for the Escrow Agent set forth in Section 9 and as further evidenced by a confirmed transmittal to that number.

(b)    In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified on Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of Parent and Purchaser (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President of Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c)    The Parties acknowledge that the Escrow Agent is authorized to deliver the Escrow Consideration to the custodian account of recipient designated by Parent in writing.

11.    Compliance with Court Officers. In the event that any portion of the Escrow Consideration shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement of decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

12.	Miscellaneous

(a)    Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. The Parties may assign any right or interest hereunder, but not any obligation, to the same extent they are permitted to assign their rights and interests under the Underlying Agreements. No assignment of the interest of a Party shall be binding on the Escrow Agent unless and until written notice of such assignment is filed with and acknowledged in writing by the Escrow Agent. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 (as applicable) and such other forms and documentation that Escrow Agent may request to verify identification and authorization to act.

(b)    This Agreement shall be governed by and construed under the laws of the State of New York. Each of the Parties and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any state or federal court located in the State of New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. Each of the Parties and the Escrow Agent further hereby waives any right to a trial by jury with respect to any lawsuit or judicial proceedings arising or relating to this Agreement.

(c)    No Party is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(d)    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(e)    If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(f)    A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

(g)    The parties represent, warrant and covenant that each document, notice, instruction or request provided by such arty to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.

(h)    Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Consideration escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:

Continental Stock Transfer & Trust Company

By:	/s/ Henry Farrell
Name: Henry Farrell
Title: Vice President

PARENT:

Lionheart Acquisition Corporation II

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO

MSP Recovery, Inc.

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Chief Executive Officer

PURCHASER:

Lionheart II Holdings, LLC

By:	Lionheart Acquisition Corporation II
Its: Sole Member

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO

Lionheart II Holdings, LLC

By:	/s/ John H. Ruiz
Name: John H. Ruiz
Title: Chief Executive Officer

[Signature Page to Share Escrow Agreement]

MSP PRINCIPALS:

John H. Ruiz

By:	/s/ John H. Ruiz
John H. Ruiz

Frank C. Quesada

By:	/s/ Frank C. Quesada
Frank C. Quesada

[Signature Page to Share Escrow Agreement]

Schedule 1

Telephone Number(s) and authorized signature(s)

for

Person(s) Designated to give Escrow Transfer Instructions

Party	Representative	Telephone No.	Signature
Parent	John H. Ruiz	(305) 614-2222	N/A (signatory to Agreement)
Purchaser	John H. Ruiz	(305) 614-2222	N/A (signatory to Agreement)
Ruiz	John H. Ruiz	(305) 614-2222	N/A (signatory to Agreement)
Quesada	Frank C. Quesada	(305) 614-2222	N/A (signatory to Agreement)

Schedule 1-1

Schedule 2

Compensation and Reimbursement

None.

Schedule 2-1

Schedule 3

Escrow Share Allocations

Frank C. Quesada	234,031,119
Quesada Group Holdings LLC	74,668,865
Jocral Family LLLP	546,072,628
John H. Ruiz	0
Ruiz Group Holdings Limited, LLC	174,227,388
John H. Ruiz, II	0

Schedule 3-1

Exhibit A

JOINT DIRECTION

TO: Continental Stock Transfer and Trust Company

as Escrow Agent

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attn: [●]

This certificate is issued as of the [●] day of [●], [●], pursuant to Section 3 of that certain Escrow Agreement, dated as of May 23, 2022 (the “Escrow Agreement”), by and among MSP RECOVERY, INC., a Delaware corporation formerly known as “Lionheart Acquisition Corporation II” (“Parent”), LIONHEART II HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (“Quesada” and, together with Ruiz, the “MSP Principals” and each, an “MSP Principal”) (Parent, Purchaser, Ruiz and Quesada sometimes referred to individually as a “Party” and collectively as the “Parties”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Escrow Agreement.

The Parties hereby jointly instruct the Escrow Agent to release from the Escrow Fund, and instruct [●], Parent’s and Purchaser’s transfer agent, to transfer and deliver to Parent [●] Up-C Units.

Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. This certificate may be signed in counterparts.

PURCHASER:

LIONHEART II HOLDINGS, LLC

By:

Name:

Title:

MSP PRINCIPALS:

JOHN H. RUIZ

By:

Name: John H. Ruiz

FRANK C. QUESADA

By:

Name: Frank C. Quesada

PARENT:

MSP RECOVERY, INC.

By:

Name:

Title:

Exhibit B

CERTIFICATE OF RELEASE ORDER

TO:

Continental Stock Transfer and Trust Company

as Escrow Agent

One State Street — 30th Floor

New York, New York 10004

Facsimile No: (212) 616-7615

Attn: [●]

Pursuant to, and in accordance with, Section 3 of that certain Escrow Agreement, dated as of May 23, 2022 (the “Escrow Agreement”), by and among MSP RECOVERY, INC., a Delaware corporation formerly known as “Lionheart Acquisition Corporation II” (“Parent”), LIONHEART II HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (the “Purchaser”), John H. Ruiz, an individual (“Ruiz”), Frank C. Quesada, an individual (“Quesada” and, together with Ruiz, the “MSP Principals” and each, an “MSP Principal”) (Parent, Purchaser, Ruiz and Quesada sometimes referred to individually as a “Party” and collectively as the “Parties”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Escrow Agent”), the undersigned hereby certifies to the Escrow Agent and [the MSP Principals]/[Parent/Purchaser] that:

1.

attached is a Release Order pursuant to which the Escrow Agent is authorized to promptly release [●] Up-C Units from the Escrow Fund to [name of applicable recipient] to [insert wire instructions/security remittance instructions] and the Escrow Agent is instructed to comply with such Release Order [and to instruct [●], Purchaser’s transfer agent, to transfer and deliver such Up-C Units on its books];

2.	the Release Order is final and from a court of competent jurisdiction;

3.	the Escrow Agent shall be entitled to conclusively rely on the attached Release Order without further investigation; and

4.	[The MSP Principals]/[Parent/Purchaser] [are/is] delivering a copy of this Certificate of Release Order simultaneously to [the MSP Principals]/[Parent/Purchaser].

Capitalized terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Dated:

[MSP PRINCIPALS]: [●]	[PARENT/PURCHASER]: [●]

By:	By:

Name:	Name:

Title:	Title: